Exhibit A(6)(a)

DELAWARE

CERTIFICATE OF FORMATION

OF

CONCEPT CAPITAL MARKETS, LLC

ARTICLE 1.
NAME

The name of the limited liability company is Concept Capital Markets, LLC (the “Company”).

ARTICLE 2.
REGISTERED AGENT

The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the County of New Castle. The name of the registered agent of the Company is Corporation Service Company.

ARTICLE 3.
DURATION

The duration of the Company is to be perpetual, unless sooner terminated in accordance with the Limited Liability Company Act of the State of Delaware (the “Act”).

ARTICLE 4.
PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

IN WITNESS WHEREOF, this Certificate has been executed as of this 30th day of June, 2009, by the undersigned authorized person who affirms that, to the best of his knowledge and belief, the facts stated herein are true.

CONCEPT CAPITAL MARKETS, LLC

By:	/s/Jack D. Seibald
Jack D. Seibald
Authorized Person

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CONCEPT CAPITAL MARKETS, LLC

1.       The name of the limited liability company is Concept Capital Markets, LLC.

2.       The Certificate of Formation of the limited liability company is hereby amended as follows:

Article 1. Name: The name of the limited liability company is Cowen Prime Services LLC (the “Company”).

Article 2. Registered Agent: The address of the registered office of the Company in the State of Delaware is 615 South DuPoint Highway, Dover, Delaware 19901 in the County of Kent. The name of the registered agent of the Company is National Corporate Research, Ltd.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 1st day of September, 2015.

By:	/s/ Owen Littman
Name: Owen Littman
Authorized Person